Exhibit 10.29

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Dated: 22nd January 2007	Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Cobelfret Bulk Carriers N. V. of Antwerp, Belgium

hereinafter called the Sellers, have agreed to sell, and

Quintana Maritime Limited (QML) of Quintana Maritime Limited, Trust Company Complex,

Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands , MH 96960 or a company to be nominated and guaranteed by QML pursuant to clause 23 hereof hereinafter called the Buyers, have agreed to buy

Name: M/V “Lowlands Beilun”

Classification Society/Class: ABS

Built: May 1999         By: Holla Engineering & Heavy Industries Ltd., Samko Shipyard, South Korea (present name Hyundai Samko)

Flag: Belgian             Place of Registration: Antwerp

Call Sign: 0NDA         Grt: 85,906

IMO Number: 9172208/ Class: 9936360

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax.

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price US$73,000,000 (United States Dollars Seventy Three Million)

2	Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days after signing of this agreement by both parties on fax copies or three (3) banking days after the Charterers’ consent as referred to in Clause 18 last paragraph has been obtained, whichever is the later. This deposit shall be placed with Fortis Bank, Brussels and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, to be credited to the Buyers. Bank charges to be split equally.

3.	Payment

The said Purchase Price shall be paid in full free of bank charges to Fortis Bank, Brussels on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

The Buyers have inspected the Vessel and her class records, therefore the sale is outright.

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 15, and 10 days approximate delivery notice and 3/2/1 definite notice of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. However, such port to be suitable for this purpose (crew changes/ authorities etc).

Sellers to advise Buyers the delivery range and likely delivery port together with their first notice of delivery.

b)	The Vessel shall be delivered within January/April 2007, “as is where is” but always in accordance with terms and conditions of this M.O.A safety afloat at a safe and accessible berth or at a safe anchorage at a safe port within Singapore/Japan range, including South Korea and P.R. China, or within Skaw/Port said range including U.K. or South Africa or South America, port in Sellers option with 15th April 2007 cancelling in Buyers option, but in any case Vessel to always be delivered on completion of current voyage Saldanha Bay to Japan.

Expected time of delivery: March 2007

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 15th April 2007 in Buyers option

c)

If the Sellers anticipate that notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 73 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the

Buyers have not declared their option within 73 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original canceling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking Divers Inspection (See Rider Clause 17)

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board on shore and on order. All spare parts and spare equipment, if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment including SVDR if any shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. The Vessel has no spare propeller nor spare tail-end shaft.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): to be specified

On delivery The Buyers shall take over the unused lubricating oils in tanks and in unbroached drums as onboard, and pay to the Sellers the price of lubricating oils at Sellers nett contract price as evidenced by supporting vouchers/invoices as available. The Vessel to be delivered to her new owners with lubes sufficient for 30 running days.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price. IFO/MDO onboard to remain Charterers property.

8.	Documentation

The place of documentation closing: Brussels

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, as mutually agreed which shall form an addendum to this contract.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates or other documents or records related to vessel’s history and are needed to remain onboard, being required for vetting by Port State Control or other governmental authorities, which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may Keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (except the Charter), encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over “as is where is”.

However, the Vessel shall be delivered with her present class maintained free of condition/recommendation*, free of average damage affecting the Vessel’s class, and with all her classification certificates and national/ International trading certificates, to be clean, valid at least until next survey due (intermediate) and unextended at the time of delivery; with CSM cycle clean and up-to-date,

*	Notes, If any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake to change funnel markings if possible. If not, at next convenient port.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2. the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid In accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 or at such date that may have been extended pursuant to this Agreement the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 or at such dated that may have been extended pursuant to this Agreement and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with Interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or at such dated that may have been extended pursuant to this Agreement or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board for the Vessel’s last voyage prior to delivery at their sole risk and expense.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation. These representatives to sign the usual Letter of Indemnity before boarding the Vessel.

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umoire whose decision shall be final. The arbitrators shall be members of the London Maritime Arbitrators Association.

16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Additional Clauses 17-23, as attached hereto, form an integral part of this Memorandum of Agreement.

For and on behalf of the Sellers	For and on behalf of the Buyers

/s/ A. Verdonck	/s/ Nikos Frantzeskakis
Cobelfret Bulk Carriers NV	Nikos Frantzeskakis
A. Verdonck	Chief Commercial & Operations Officer
Managing Director

This document is computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the proprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

Additional Clauses to the Memorandum of Agreement

Dated 22nd January 2007 W/V “Lowlands Beilun”

Clause 17

Vessel to be delivered without dry-docking, however, Buyers have the option at their own cost to employ a class recognised diver to inspect Vessel’s bottom and underwater part not later than two days prior delivery. If any damage is found and the attending class surveyor considers such damage will affect class or will impose a condition of class which is affecting her clean condition of class, then the Owner to arrange according to paragraph a) or b) below whichever applicable. If the port/anchorage of delivery is not suitable (unclear waters/currents) for underwater inspection, Sellers, at their time and expense, to shift the ship to another area suitable for such inspection to be safely carried out.

a)	In the event that class imposes a condition that would require the Vessel to be drydocked before her next scheduled drydocking, then the Sellers shall arrange at their expense for the Vessel to be drydocked in accordance with Clause 6 of this Agreement and they shall repair the damage to class satisfaction to obtain a clean certificate of class without conditions or recommendations prior to delivery to the Buyers.

The decision of class as to whether underwater damage, if any, imposes a condition of class shall be final and binding of the parties. In the event that the Vessel is required to be drydocked as per (a) above the Sellers have the right to take the Vessel from the intended delivery port and proceed directly in ballast to a port in the Sellers’ option where such drydocking and repairs to take place which place to be within Vessel’s delivery range as per Clause 5, it is agreed that the cancelling date shall be extended per day pro-rata for the extra time taken to deliver the Vessel caused by ballasting/ drydocking/ repairs as required to be carried out to class satisfaction as above.

Whilst the Vessel is in drydock the Buyers shall have the right to attend the Vessel and to have the right to clean, paint and carry out their reasonable works whilst she is in drydock at the Buyers’ risk and expense provided same docs not interfere with the Sellers’ work and the Buyers work to be subjected to the Sellers’ attending superintendent’s approval which however not be unreasonably withheld

In the event that the Buyer’ works are not completed prior to the time the Sellers have completed their work, the Sellers have the right to tender notice of readiness whilst Vessel is still in drydock provided they are in all respects ready to deliver the Vessel in accordance with the terms of this agreement. Should the Buyers’ work still not be completed and the Vessel be unable to leave drydock because of this work within three (3) banking days after the Sellers have tendered N.O.R. then the Buyers shall take delivery of the Vessel in drydock and pay for the Vessel even though she remains in drydock.

The cost of docking and undocking shall be for the Sellers’ account but any extra time and expense spent in drydock after N.O.R. has been tendered by the Sellers shall be for the Buyers’ account.

b)

If the diver’s inspection reveals damage to the underwater parts which would affect the class, but the class surveyor approves the repair to be deferred and the Vessel to trade until her next drydocking, the Buyers and Sellers shall mutually agree a monetary compensation in lieu of actual repair, which shall pay to the Buyers by deduct from the purchase money at the time of closing. In the event that agreement cannot be reached, then the compensation to be based upon the average of two quotations from two respectable shipyards close to the delivery port but within the delivery range, one obtained by each party, to quantify the costs of repair estimated for compensation.

Clause 18

The Vessel is on charter to Messrs. Louis Dreyfus Armateurs SAS as charterers (the “Charterers”) under a time charterparty dd Paris 11 April 2005 (the “Charter”).

The Sellers undertake to procure that Cobelfret S.A. (“Cobelfret”) shall charter the Vessel from the Buyers (the “Head Charter”) at US$36,000 per day net (with no commission payable by the Buyers as owners) for a duration equal to the remaining period under the Charter and otherwise on terms identical to the Charter except that clause 33 is to be amended to include Buyers’ banking details, clause 37 to be amended to a maximum value of US$84,000,000 and Clause 77 to be amended for the change of flag, and Clauses 27 and 28 to be deleted. Failure by the Sellers to procure that Cobelfret enters into the Head Charter shall be a default of the Sellers under Clause 14.

This Agreement is subject to consent being obtained from the Charterers that the Buyers shall be free to change the flag of the Vessel from Belgian flag to Maltese flag. If such consent is not obtained within 2 banking days after the date of execution of this Agreement by both parties by fax, this Agreement shall become null and void without the parties having any claims against each other.

Clause 19

In case of delivery of the vessel on a date later than 23rd February 2007, 12.00 hrs GMT, the sales price agreed will be reduced at a rate of US$30,000 (United States Dollars Thirty Thousand) per day or pro rata for part of a day that Vessel is delivered later than 23rd February 2007 12.00 hrs GMT.

The Buyers shall have the right to set-off the above reduction against the Purchase Price and in such case the Sellers shall agree to deliver the Vessel against receipt of the reduced Purchase Price.

Cancelling date agreed to remain 15th April 2007 in Buyers’ option. For the avoidance of doubt, if Buyers decide to grant Sellers extension of the cancelling date under Clause 5 c) hereof, the provision of this Clause 19 shall be in full force until actual delivery of the Vessel to the Buyers (notwithstanding new cancelling date).

Clause 20

The existence of this Agreement as well as the terms hereof should remain strictly private and confidential subject to any disclosure requirements imposed on QML by the U.S. Securities and Exchange Commission (“SEC”) or the rules of NASDAQ and subject further to the following paragraph of this Clause 20. The restriction imposed by this Clause 20 shall not apply in relation to a party to the extent (a) such party is required by law to disclose this Agreement and/or the circumstances surrounding it or (b) the relevant information has been disclosed to the public other than by a person who would had been subject to the confidentiality obligations imposed by this Clause 20 or (c) a party is requested to disclose this Agreement and/or the terms thereof to its financiers, legal advisers, auditors etc.

Clause 21

The Buyers shall have the right to assign as security any of their rights under this Agreement to a bank or another financial institution providing the Buyers with finance in relation to the acquisition of the Vessel.

Clause 22

Any and all notices and communications in connection with this Agreement shall be in English and addressed as follows.

If to the Buyers to:	Quintana Maritime Limited c/o Quintana Management LLC Pandoras 13 & Kyprou Street 166 74 Glyfada Athens Greece

Fax number: 210 89 48823 Attn.: Mr. Stamatis Molaris and Mr Nikos Frantzeskakis with cc to Mr. Michael Koutsouridis

If to the Sellers to:	Cobelfret Bulk Carriers N. V. Sneeuwbeslaan 14 Antwerp Belgium

Fax number: 32-3-829 9329 Attn: Mr. A. Verdonck

Clause 23

The Sellers agree that QML is entitled to nominate one of its subsidiaries as the buyer of the Vessel (such subsidiary being called for the purposes of this Agreement, the “Nominee”) under this Agreement. It is further agreed between the Sellers and the Buyers that any such nomination is to be made by QML in writing at least 10 running dates before delivery of the Vessel and in connection therewith QML will also provide to the Sellers a copy of its letter nominating the Nominee as Buyers, which nomination shall be accepted by the Nominee by countersigning such letter.

Finally, it is hereby agreed between the parties thereto, that upon such nomination taking place the Nominee shall become the “Buyers” for the purposes of this Agreement and shall have all the rights and obligations QML had by signing this Agreement. QML will remain responsible for all the obligations the Buyers have under this Agreement, notwithstanding the nomination of the Nominee, provided however that, to the extent that the Nominee duly performs and discharges (or procures the performance and discharge of) the duties and liabilities undertaken by the Buyers in this Agreement, then such performance and discharge of the said duties and liabilities by the Nominee shall be deemed to be proper and due performance and discharge of QML’s duties and liabilities under this Agreement and the Sellers’ shall not be construed by virtue of the terms of this Clause 23 that they have the right to ask QML to perform again any duty or liability that has already been performed by the Nominee.

FOR THE BUYERS	FOR THE SELLERS

/s/ Nikos Frantzeskakis	/s/ A. Verdonck
Nikos Frantzeskakis	Cobelfret Bulk Carriers NV
Chief Commercial & Operations Officer	A. Verdonck
Managing Director